THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES AND ANY SECURITIES OR SHARES ISSUED HEREUNDER MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

OCERA THERAPEUTICS, INC.

COMMON STOCK PURCHASE WARRANT
This Common Stock Purchase Warrant (the “Warrant”) is issued as of March 30, 2012, by Ocera Therapeutics, Inc., a Delaware corporation (the Company”), to ________________, or its assigns (the “Holder”). This Warrant is one of a series of Warrants being issued in connection with the sale of Convertible Promissory Notes (the “Notes”) being sold pursuant to the terms of that certain Note and Warrant Purchase Agreement dated as of March 30, 2012 among the Company, the Holder and the other Lenders listed on Exhibit I thereto (the “Purchase Agreement”). Any capitalized terms used, but not defined, herein shall have the meaning therefor set forth in the Notes.

1.	Issuance of Warrant; Number of Shares; Term; Price
1.1    Issuance. The Company, for value received, hereby certifies that the Holder is entitled, subject to the terms set forth below, to purchase from the Company, during the Term (as defined below), the number of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) as may be determined in accordance with Section 1.2 below, at an exercise price per share equal to $ Eight Cents ($.08). Such exercise price per share, as adjusted from time to time pursuant to the provisions of this Warrant, is hereinafter referred to as the “Exercise Price”.
1.2    Number of Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant, to purchase from the Company a number of shares of Common Stock (subject to adjustment as provided herein) to be calculated as follows:
(a)    In the event that, on or before June 30, 2012, a term sheet for a Change of Control transaction or a Strategic Transaction is executed by the Company and (i) in the case of a Change of Control transaction, the potential acquiror in the Change of Control transaction or (ii) in the case of a Strategic Transaction, the potential strategic partner (the date of receipt by the Company of the first signed term sheet for either a Change of Control or a Strategic Transaction is herein referred to as the “Special Condition Date”), then this Warrant shall entitle the Holder to purchase that number of shares of the Common Stock as is equal to (A) thirty percent (30%) of the original, aggregate principal amount of the Note(s) issued to the Holder pursuant to the Purchase Agreement divided by (B)(i) the Series C Price in effect on the Special Condition Date or (ii) if, on or prior to the Special Condition Date, the Company consummates an initial closing of a Next Financing or a Non-Qualified Financing, then the price at which the equity securities were issued in the first to occur thereof, provided such price is lower than the Series C Price in effect on the Special Condition Date.
(b)    In the event that, on or before June 30, 2012, the Company and a potential acquiror or potential strategic partner (as provided under clause 1.2(a)(i) and/or (ii) above) do not execute a term sheet providing for (i) a Change of Control or (ii) a Strategic Transaction, then this Warrant shall entitle the Holder to purchase that number of shares of the Common Stock as is equal to (A) seventy-five percent (75%) of the original, aggregate principal amount of the Note(s) issued to the Holder pursuant to the Purchase Agreement divided by (B)(i) the Series C Price in effect on June 30, 2012 or (ii) if, on or prior to June 30, 2012, the Company consummates an initial closing of a Next Financing or a Non-Qualified Financing, then the price at which the equity securities were issued in the first to occur thereof, provided such price is lower than the Series C Price in effect on June 30, 2012.
(c)    “Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.
1.3    Term. This Warrant shall be exercisable at any time and from time to time as a whole or in part (a) from the earlier of (i) the Special Condition Date or (ii) June 30, 2012 and (b) until the earliest to occur of (i) the date that is seven (7) years from the issue date of this Warrant referenced above, (ii) the date of the closing of the initial public offering of the Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, or (iii) the date of consummation of a Change of Control transaction in which the consideration to the Company (or its stockholders) consists of cash or freely and immediately tradable securities. The period during which this Warrant shall be exercisable is herein referred to as the “Term.”
1.4    Notice of Events. If the Company proposes to conduct an event specified in clause (b)(ii) or clause (b)(iii) of Section 1.3 above, the Company shall give the Holder at least thirty (30) days prior written notice of the date on which such event is to be consummated. To the extent this Warrant is not exercised on or before the consummation of such event, this Warrant shall terminate and be of no further force or effect as of the consummation of such event.
2.    Reservation of Shares. The Company hereby covenants and agrees that, at all times during the period this Warrant is exercisable, the Company shall reserve from its authorized and unissued shares such number of shares of its Common Stock as shall be required for issuance and delivery upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Shares upon the exercise of this Warrant.
3.    No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any subscription hereunder. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Market Price of one share of Common Stock on the date of exercise, as determined pursuant to Section 6.3 hereof.
4.    No Shareholder Rights. This Warrant as such shall not entitle its holder to any of the rights of a stockholder of the Company until the holder has exercised this Warrant in accordance with Section 5 or Section 6 hereof.
5.    Exercise of Warrant. This Warrant may be exercised during the Term by the Holder as a whole or in part by the surrender of this Warrant at the principal office of the Company, accompanied by payment in full of the purchase price of the shares purchased thereby, as described above or pursuant to Section 6. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person or entity entitled to receive the shares or other securities issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable, the Company shall issue and deliver to the person or entity entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Common Stock issuable upon exercise hereof shall, upon their issuance in accordance with this Warrant, be fully paid and nonassessable. If this Warrant shall be exercised in part only, the Company shall, at the time of delivery of the certificate representing the Shares or other securities in respect of which this Warrant has been exercised, deliver to the Holder a new Warrant evidencing the right to purchase the remaining Shares or other securities purchasable under this Warrant, which new warrant shall, in all other respects, be identical to this Warrant.

6.	Net Issue.
6.1    Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, during the Term, the Holder shall have the right to convert this Warrant or any portion hereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 6. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any cash or other consideration) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection 6.2 hereof), which value shall be determined by subtracting (A) the aggregate Exercise Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate Market Price (as defined herein) of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date (as herein defined) by (y) the Market Price (as defined herein) of one share of Common Stock on the Conversion Date (as herein defined). No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date.
6.2    Method of Exercise. During the Term, the Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant that are being surrendered (referred to in subsection 6.1 hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon such surrender of this Warrant (the “Conversion Date”). Certificates for the shares of Common Stock issuable upon exercise of the Conversion Right shall be issued as of the Conversion Date and shall be delivered to the Holder immediately following the Conversion Date, or, if requested at the time of surrender of this Warrant, held for pick-up by the Holder at the Company’s principal office.
6.3    Determination of Fair Market Value. For purposes of Section 3 and this Section 6, fair market value (the “Market Price”) of a Converted Warrant Share or share of Common Stock, as applicable, as of a particular date (the “Determination Date”) shall mean, where such security is listed on a security exchange at the time of exercise, the average of the closing prices of such security’s sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the last sale prices quoted in the Nasdaq System, or if on any day such security is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of five (5) days consisting of the day prior to the day as of which “Market Price” is being determined and the four (4) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the “Market Price” shall be the fair value thereof as determined in good faith by the Company’s Board of Directors.
6.4    Net Issue upon Change of Control Transaction. If the Company consummates a Change of Control transaction in which the consideration to the Company (or its stockholders) consists of cash or freely and immediately tradable securities, and the Market Price is greater than the Exercise Price upon the consummation of such Change of Control transaction, then this Warrant shall be automatically fully exercised pursuant to this Section 6 immediately prior to the consummation of such Change of Control transaction.
7.    Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:
7.1    Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Common Stock, by split‑up or otherwise, or combine the Common Stock, or issue additional shares of the Common Stock as a dividend, the number of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares of Common Stock purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7.1 shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.
7.2    Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7.1 above), then the Company shall make appropriate provision so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.
7.3    Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.
8.    Non-Assignable. This Warrant may not be transferred or assigned, as a whole or in part, without the prior consent of the Company and the Majority Lenders (as defined in the Purchase Agreement) and compliance with applicable federal and state securities laws, except (assuming compliance with applicable federal and state securities laws) in connection with an assignment as a whole or in part to an affiliate of the Holder or to a successor corporation to the Holder resulting from a merger or consolidation of the Holder with or into another corporation or the sale of all or substantially all of the Holder’s properties and assets. Effective upon any such assignment, each person or entity to whom this Warrant was assigned shall have and exercise the Holder’s rights, interest and obligations hereunder to the extent assigned to such person or entity by the Holder as if such person or entity were the original Holder of such portion of this Warrant as is assigned to such person or entity. Subject to the foregoing, this Warrant shall be binding upon any successors or assigns of the Company.
9.    Replacement of Warrants. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant, and in the case of any such loss, theft or destruction of the Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant if mutilated, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.
10.    Miscellaneous. This Warrant shall be governed by and construed under the laws of the State of California. The headings in this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. All notices and other communications from the Company to the holder of this Warrant shall be given in writing and shall be deemed effectively given as provided in the Purchase Agreement.
11.    Taxes. The Company shall pay all issue taxes and other governmental charges (but not including any income taxes of a Holder) that may be imposed in respect of the issuance or delivery of the Shares or any portion thereof.
12.    Amendment. Any term of this Warrant may be amended or waived only with the written consent of the Company and the Majority Lenders. The Holder further acknowledges and agrees that any determinations hereunder made by the Majority Lenders shall be binding upon the Holder and all other holders of the Warrants.
13.    Remedies. In the event of any default by the Company in the performance of or observance with any of the terms of this Warrant, it is agreed that remedies at law are not and will not be adequate for the Holder and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
14.    Facsimile Signature; Counterparts. This Warrant may be executed by the Company and/or the Holder in facsimile or other electronic form and upon receipt by the other party of such faxed or electronic executed copy of this Warrant, this Warrant shall be binding upon and enforceable against such other party in accordance with its terms. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement.
[Signatures follow on the next page]
IN WITNESS WHEREOF, the undersigned officer of the Company has set his hand as of the date first above written.
COMPANY:
OCERA THERAPEUTICS, INC.

By:
Laurent Fischer,
President and Chief Executive Officer
ACCEPTED, ACKNOWLEDGED
AND AGREED TO THIS
___________ DAY OF ______________, 2012.
HOLDER:
[NAME]

By:

GDSVF&H\US_ACTIVE-108717438.3-DGUNNY
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